EXPLORATION PERMIT WITH OPTION
TO LEASE AND PURCHASE
between
AMERICAN SHEFFIELD INC.,
a Nevada corporation
and
CALIFORNIA-ENGELS MINING COMPANY,
a California corporation
April, 2006
TABLE OF CONTENTS

Page RECITALS 	1

SECTION ONE	Exploration Permit 	2

	1.1	-	Exploration Permit 	2
	1.2	-	Exploration Period Payment 	2
	1.3	-	Option to Lease 	2

SECTION TWO	Mining Lease 	2
	2.1	-	Lease Term 	2
	2.2	-	Lease Payments 	3
	2.3	-	Timber Rights 	4
	2.4	-	Road Rock 	5
	2.5	-	Area of Interest 	5
	2.6	-	Work Obligation 	6
SECTION THREE	Option to Purchase Property 	7

	3.1	-	Grant of Option to Purchase 	7
	3.2	-	Purchase Price 	7
	3.3	-	Transfer of Property; Production Royalty 	7
	3.4	-	Advance Royalty Payments 	8
	3.5	-	CPI Adjustment of Payments 	8
	3.6	-	Net Smelter Return Royalty Cap 	9

SECTION FOUR	Conduct of Operations During Lease 	9

	4.1	-	Right to Explore but Not to Mine 	9
	4.2	-	Data 	10
	4.3	-	Conduct of Work 	10
	4.4	-	Liability and Insurance 	11
	4.5	-	Liens 	12
	4.6	-	Installation of Equipment 	12
	4.7	-	Acquisition of Permits 	13
	4.8	-	Inspection of Property 	14
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4.9	-	Taxes 	14
SECTION FIVE	Default and Termination 	15

	5.1	-	Quitclaim Deed 	15
	5.2	-	Termination 	15
	5.3	-	Default 	15
	5.4	-	Obligations Following Termination 	16

SECTION SIX	Miscellaneous 	17
6.1	-	Notices 		17
6.2	-	Payments in U.S. Currency 		17
6.3	-	Warranty of Title 		17
6.4	-	Environmental Compliance and Indemnification 		18
6.5	-	Binding Effect 		19
6.6	-	Applicable Law 		19
6.7	-	Attorney's Fees and Costs 		19
6.8	-	Entire Agreement 		19
6.9	-	Recording Memorandum of Agreement 		19
6.10	-	Void or Invalid Provisions 		19
6.11	-	Waiver 		20

6.12	-	Amendment 		20

6.13	-	Time of the Essence 		20
6.14	-	Not a Partnership 		20

6.15	-	Force Maj eure 		20
6.16	-	Assignment 		20
6.17	-	Representations 		21
6.18	-	Counterparts and Facsimile Signatures 		21
SIGNATURES	-	..............................................	21
EXHIBIT A	-	Description of Property
EXHIBIT B	-	Agreement Regarding Distribution of Shares
EXHIBIT C	-	Map Showing Area of Interest
EXHIBIT D	-	Warranty Deed with Reserved Royalty
EXHIBIT E	-	Definition of Net Smelter Returns
EXPLORATION PERMIT WITH OPTION TO LEASE AND PURCHASE
THIS EXPLORATION PERMIT WITH OPTION TO LEASE AND PURCHASE (the "Agreement") is entered into this 18th day of April, 2006 (the "Effective Date") by and between AMERICAN SHEFFIELD INC., a Nevada corporation ("Sheffield"); and CALIFORNIA-ENGELS MINING COMPANY, a California corporation ("Owner").
RECITALS
A. Owner owns and possesses thirty-six (36) patented lode mining claims together with approximately 162.12 acres of patented lands, situated at the Engelmine, Lights Creek Mining District, Plumas County, California, as more particularly described on Exhibit A attached hereto. These claims and fee lands, together with all ores, minerals, surface and mineral rights, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Property."
B. Sheffield wishes to obtain a permit to explore the Property, together with an option to lease and an option to purchase the Property.
C. Owner is willing to give a permit to explore, as well as an option to lease and an option to purchase the Property, while reserving certain timber rights and rights to a dump of non-mineral material for use as road rock, as more particularly described below.
THEREFORE, the parties have agreed as follows:
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SECTION ONE
Exploration Permit
 1.1 Exploration Permit. Owner hereby grants to Sheffield an exclusive Exploration Permit to explore and evaluate the Property for a period of one hundred twenty (120) days from the Effective Date. During the Exploration
Permit, Sheffield can enter upon the Property for the purpose of taking surface and subsurface samples; conducting geological, geocher ical, and geophysical surveys on the Property; examining and confirming Owner's title to the
Property; and contacting local, state, and federal state agencies to identify all permits and bonds required for conduct of further activities on the
Property.
1.2 Exploration Period Payment. Upon execution of this Agreement, Sheffield shall make a non-refundable payment to Owner in the amount of TWENTY THOUSAND DOLLARS ($20,000.00) in consideration of the Exploration Permit.
 1.3 Option to Lease. At the end of the Exploration Permit, Sheffield shall give written notice to Owner of its election (a) to terminate this Agreement, in which case Sheffield shall have no further right, title, or interest with respect to the Property, or (b) to enter in to a Lease of the Property in accordance with Section Two below.
SECTION TWO
Mining Lease
2.1 Lease Term. The written notice of Sheffield's election to lease the
Property shall specify which of the claims and fee lands shall be included in the Lease. This notice
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shall be referred to as the "Lease Exercise." The Lease shall have an initial term of twenty (20) years from the Lease Exercise and shall be continued for so long thereafter as (a) there is production or processing of minerals from the Property or (b) there are ongoing reclamation and closure activities on the Property.
2.2 Lease Payments. In order to maintain this Agreement in effect, Sheffield shall make the following Lease payments to Owner:
a. Initial Cash Payment. At the time of the Lease Exercise, Sheffield shall pay Owner the sum of ONE THOUSAND DOLLARS ($1,000.00).
b. Issuance of Shares. At the time of the Lease Exercise, Sheffield shall make application to the TSX Venture Exchange for approval of this Agreement. Upon receiving such approval from the TSX Venture Exchange (referred to as the "Approval Date"), Sheffield shall transfer to Owner FIFTY THOUSAND (50,000) Shares, as defined in Section 2.2(f) below.
C. Rental Payments. Commencing on the first anniversary of the Approval Date, Sheffield shall make rental payments and transfer Shares to Owner in accordance with the following schedule:
Anniversary of Approval Date
1 2
3 and all years thereafter Rental Payment
$20,000.00
$20,000.00
$20,000.00
Shares
100,000
100,000
Not Required
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d. Feasibility Study Completion Payment. Upon the completion of a Feasibility
Study (not to include scoping studies) indicating that an economically viable mine can be developed, Sheffield shall transfer to Owner TWO HUNDRED THOUSAND (200,000) Shares.
e. Initiation of Construction Pg=ent. Upon the initiation of construction of a mill for commercial production of minerals (not to include pilot plants), Sheffield shall transfer to Owner TWO HUNDRED THOUSAND (200,000) Shares.
f. Definition of Shares. The parties acknowledge that American Sheffield Inc.
is a wholly owned subsidiary of Sheffield Resources Ltd., an Alberta company, that is in the process of being continued to British Columbia. All reference to "Shares" in this document shall refer to shares of the parent company,
Sheffield Resources Ltd. Sheffield Resources Ltd. and American Sheffield Inc. have this day entered into an agreement (attached hereto as Exhibit B) by which the parent company agrees to make all transfers of its shares necessary to effectuate this Agreement.
2.3 Timber Rights. Owner shall retain the rights to the timber on the Property and to manage its Engelmine Forest, California Tree Farm #2611, pursuant to its Non-Industrial Timber Management Plan, together with an easement for ingress and egress to the Property. Such easement shall not interfere with the operations of Sheffield and shall be moveable to accommodate the needs of Sheffield. At such time as Sheffield, at its sole election, requires the use of any surface covered by timber for mining, milling, or other mining-related
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activities, Sheffield shall give Owner notice in writing, and Owner shall remove the timber from the needed land. If Owner should fail to remove the timber in a timely manner, Sheffield shall have the right to remove the timber and reimburse Owner for the market value of the timber less the cost of harvesting and marketing the same. If Owner disputes the value received from Sheffield, the market value of the timber will be established by a mutually acceptable forestry engineering firm. If the parties cannot agree upon a mutually acceptable firm, each party shall nominate its own firm, who shall select a third engineering firm and the three shall make the appropriate valuation. Both parties shall be bound by the decision of the three firms. This retained right shall continue after exercise of the option to purchase pursuant to Section 3.1 below.
2.4 Road Rock. Owner shall retain the right to extract non-mineralized road rock from the No. 10 Level Dump of the Engels No. 8 patented claim. Owner reserves an easement for ingress and egress to the dump, together with the right to place a portable rock crusher on site to crush and stockpile road rock. Owner agrees that it shall conduct its extraction activities so as not to interfere with the normal operations of Sheffield's operations. Sheffield shall have the right to move the dump if the surface is needed for mining, milling, or mine related purposes. This retained right shall continue after exercise of the option to purchase pursuant to Section 3.1 below.
2.5 Area of Interest. This Agreement shall have an Area of Interest ("AOI"), as depicted on Exhibit C attached hereto. Any claims located by Sheffield within the AOI shall
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become part of the "Property" and be subject to all of the terms and conditions of this Agreement. Owner may, at its own cost, locate additional claims within the AOI, and then offer said claims to Sheffield, to be included in this Agreement subject to reimbursement by Sheffield. Any claims so accepted shall be subject to all of the terms and conditions of this Agreement, and shall be considered part of the Property.
The parties further agree that California-Engels shall not locate any claims between the Teagan claims and Lights Creek for a period of one (1) year from January 1, 2006, and during that time, Sheffield shall have the right to locate claims in this area and not have them be subject to this Agreement. If, after one (1) year, California-Engels should locate any claims in the area between the Teagan claims and Lights Creek, Owner shall offer them to Sheffield for inclusion in this Agreement. Any claims so accepted shall be subject to all the terms and conditions of this Agreement, and shall be considered part of the Property.
2.6 Work Obliization. During the term of this Agreement, Sheffield shall conduct an exploration program on the Property with a minimum annual expenditure of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00). The manner, location, and form of exploration shall be determined by Sheffield at its sole discretion. Sheffield will furnish Owner with any assay results from drilling, but will not be required to furnish Owner with any interpretive results unless Sheffield, at its sole discretion, elects to do so.
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SECTION THREE
Option to Purchase Property
 3.1 Grant of Option to Purchase. Owner hereby grants to Sheffield the exclusive right and option to purchase the Property at any time that this Agreement remains in effect. However, Sheffield must exercise its option to purchase the Property prior to commencement of mining activities on the
Property by any means. Sheffield shall give Owner written notice of its intention to exercise its option to purchase, and the parties will meet within thirty (30) days thereafter to exchange the purchase price and transfer deeds, as described in Sections 3.2 and 3.3 below.
 3.2 Purchase Price. Upon exercise of the option to purchase Sheffield shall, at its sole election, pay either (1) ONE MILLION (1,000,000) shares of
Sheffield stock, or (2) TEN MILLION DOLLARS ($10,000,000.00) in cash, at Sheffield's option. In the event that Sheffield should elect to pay in shares, any such shares shall be subject to whatever holding period is imposed by the
TSX Venture Exchange and will bear whatever legend is imposed by the TSX
Venture Exchange.
 3.3 Transfer of Property; Production Royalty. After exercise of the Option to Purchase and payment of the Purchase Price, Owner shall transfer the Property to Sheffield by way of the "Warranty Deed with Reserved Royalty" attached hereto as Exhibit D. The transfer shall be made not more than thirty (30) days from the transfer of the Purchase Price into escrow awaiting the delivery of the Deed. The Deed shall reserve to Owner an
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overriding perpetual royalty equal to two percent (2%) of Net Smelter Returns, as defined on Exhibit E, on all minerals produced on the Property.
3.4. Advance Royalty Payments. After exercising the Option to Purchase, the annual Rental Payments pursuant to Section 1.2 (c) shall terminate and be replaced by an annual Advance Royalty Payment in the amount of SIXTY THOUSAND DOLLARS ($60,000.00) per year, payable on all subsequent anniversaries of the Approval Date until this Agreement is terminated or the Net Smelter Return Royalty Cap defined in Section 3.6 below has been reached. The full amount of all Advance Royalty Payments paid shall pursuant to this Paragraph shall be recoverable from future NSR payments due under Section 3.3.
At such time as Sheffield offers to return the Property to Owner pursuant to
Section 5.2 below, the Advance Royalty Payments shall cease, whether Owner elects to receive the Property or not.
3.5. CPI Adjustment of Payments. Once the option to purchase pursuant to
Section 3.1 above has been exercised, and before the Net Smelter Return
Royalty Cap defined in Section 3.6 above has been reached, the Advance Royalty Payments defined in Section 3.4 above shall be adjusted every third (3rd) year by the percentage increase in the Consumer Price Index ("CPI"), to be calculated as follows:
a. The parties shall take the January CPI number released by the U.S.
Department of Labor's Bureau of Labor Statistics for the year 2006 as its base figure (hereinafter the "Initial Base Figure")
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b. The parties shall take the January CPI number for the year in which the
Option to Purchase is exercised by Sheffield, which number shall be divided by the Initial Base Figure and the result shall be multiplied by the current annual payment to determine the new Advance Royalty Payment, which shall become the New Base Figure for the next three (3) years.
c. Every three (3) years the Advance Royalty Payment shall be adjusted using the previous New Base Figure in computing the increase.
d. The official CPI number for the purposes of this Agreement shall be obtained from the following website:
ftp://ftp.bls.gov/pub/special.requests/cpi/cpiai.txt
e. In computing this CPI adjustment, the amounts of work commitment under
Section 2.6 below shall not be included in the calculations.
3.6. Net Smelter Return Royalty Cap. The total amount of royalties payable to Owner under the terms of the Net Smelter Return Royalty defined in Section 3.3 shall be capped at TWENTY FIVE MILLION DOLLARS ($25,000,000.00). All Advance Royalty Payments and product royalty payments made pursuant to Paragraph 1.3(c) shall be credited toward this Net Smelter Return Royalty Cap.
SECTION FOUR
Conduct of Operations during Lease
4.1 Right to Explore but Not to Mine. Following the Lease Exercise, Sheffield shall have the right to make geological investigations and surveys; drill on the Property and
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perform any necessary operations on the surface and underground, including exploring, drilling, mapping, sampling, and assaying; and to conduct any additional activities customarily regarded as exploration and development. Sheffield shall not have the right to mine the Property in any form until it exercises the Option to Purchase the Property pursuant to 3.1 above. However, Sheffield can take bulk samples for metallurgical testing as necessary without such samples being regarded as mining, so long as collection of such samples has as its primary purpose metallurgical testing rather than commercial production. The parties to this Agreement recognize that sometimes the quantity of some bulk samples is large.
4.2 Data. Immediately upon signing and from time to time as Sheffield may require, Owner shall make available all data in its possession to Sheffield for copying at Sheffield's expense.
In the event that Sheffield should elect to terminate this Agreement, it shall provide copies of all new drill logs, exploration information, assays, maps, metallurgical studies, and other new information of any sort generated by Sheffield on the Property. Copies of all colored maps shall be in color. Copies of all new electronic data accumulated shall also be provided to Owner.
4.3 Conduct of Work. Sheffield shall perform its exploration activities under this Agreement in accordance with practices customary in the industry; shall comply with the applicable laws and regulations relating to the performance of exploration and development,
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environmental reclamation, and cleanup; and shall comply with the applicable worker's compensation laws of the State of California.
Subsequent to Sheffield exercising its option to purchase the Property and commencing mining activities, Sheffield shall conduct its operations in a good and minerlike manner.
With respect to both exploration and development and commercial operation, it is understood and agreed that Sheffield shall conduct its activities and operations in its sole discretion with respect to where and when it will conduct work or operations, whether it will shut down, the size of crews to perform the work, the kind of machinery which will be employed, and all other things involved in work on the Property, so long as the terms and conditions of this Agreement are complied with.
4.4 Liability and Insurance. Until the Purchase Price has been paid in full and the Property has been conveyed to Sheffield, Sheffield shall make its best effort to obtain and carry a policy of public liability insurance in the amount of $1,000,000.00 or more for personal injury and $100,000.00 for property damage, protecting Owner against any claims for injury to persons or damage to property resulting from Sheffield's operations. The insurance policy shall name Owner as a co-insured, and Sheffield shall cause the insurance company to deliver a copy of the insurance policy to Owner. Insurance for environmental liability is not covered by this provision.
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4.5	Liens. Owner represents that the Property is free and clear of all liens and that all equipment and fixtures on the Property belong to Owner. Should it be discovered that there are any outstanding liens or judgments against the Property, Sheffield shall, at its sole discretion, be authorized to pay off all such liens or judgments and credit such payments against any Payments due pursuant to Paragraph 1.2 or 1.3 above.
Until title has been conveyed, Sheffield shall keep the Property free and clear from any and all mechanics' or laborers' liens arising from labor performed on or material furnished to the Property at Sheffield's request. However, a lien on the Property shall not constitute a default if Sheffield, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Sheffield. Owner shall file a Notice of Non-Responsibility on its behalf in accordance with applicable law, and Sheffield shall reimburse Owner for the cost of this document, including the attorney's fee for preparation and recording.
4.6 Installation of Equipment. During the term of this Agreement, Sheffield may install, maintain, replace, and remove any and all mining machinery, equipment, tools, and facilities on the Property to use in connection with its exploration activities under the Agreement or mining activities after exercise of the option to purchase the Property. Upon termination of this Agreement for any reason, Sheffield shall have a period of sixty (60) days following such termination during which it must remove all of the above items at its sole cost
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and expense. Any equipment remaining on the Property after sixty (60) days may, at Owner' election, become the property of Owner or maybe removed by Owner at Sheffield's expense.
4.7 Acquisition of Permits. Sheffield will, at its own expense, obtain all necessary governmental and environmental permits and bonds. In the event that Sheffield is required to post a reclamation bond, the bond will revert to Sheffield upon satisfactory completion of the reclamation program.
Copies of all permit applications filed by Sheffield with regulatory agencies shall be delivered to Owner, and a copy of all amendments, modifications and permits issued shall be delivered to Owner within one week of filing or receipt.
Sheffield shall at all times comply with all applicable federal, state, and local laws, statutes, rules, regulations, permits, ordinances, and guidelines regarding environmental matters, including posting such bonds as may be necessary. In the event that Sheffield shall receive any notice or notification by any governmental agency that it is not in compliance with all environmental regulations, it shall cease operations immediately.
Sheffield shall timely and fully perform all reclamation required by all governmental authorities pertaining to or relating to the Property. Sheffield covenants and agrees not to undertake, cause, suffer, or permit any condition or activity at, on or in the vicinity of the Property which constitutes a nuisance or which results in a violation or liability under any present or future applicable statute, regulation, or guideline.
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In the event that Sheffield fails to comply with any environmental obligations, undertakes any activity giving rise to any liability under any environmental obligation or otherwise breaches any environmental obligation, Sheffield shall, at its sole cost and expense, promptly remedy and correct such failure to comply, cure such breach, and indemnify and hold harmless the Owner from any liability, obligations, claims, (including administrative costs and reasonable attorney fees).
 4.8 Inspection of Property. Owner or its authorized agents or representatives shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, surveying and sampling, but shall enter upon the
Property at its own risk and so as not to hinder unreasonably the operations of Sheffield. Owner shall give reasonable notice before any visit, and shall indemnify and hold Sheffield harmless from any damage, claim, or demand by reason of injury to Owner' agents or representatives on the Property or the approaches thereto.
 4.9 Taxes. Sheffield shall pay all taxes levied during the time that this Agreement is in effect that are assessed upon the Property and any improvements placed on the Property by Sheffield, but not the assessment levied against the tree farm or timber values. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year. However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements remaining on the Property unless Owner accepts ownership of such property.
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SECTION FIVE
Default and Termination
5.1 Quitclaim Deed. At any time when this Agreement requires reconveyance of title to the Property to Owner, or at any time this Agreement requires a deed for the purpose of making the record clear that Sheffield no longer has an interest in such real property, Sheffield shall, upon request of Owner, promptly execute a quitclaim deed in favor of Owner and deliver it to Owner.
 5.2 Termination. Sheffield shall have the right to terminate the Agreement at its sole discretion at any time upon thirty (30) days' written notice to Owner. Upon termination, Owner shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Prior to termination Sheffield will provide Owner with reproducible copies, and colored copies where appropriate, of all data, maps, assays, and reports pertaining to the Property. If, after mining and reclamation has been completed upon the property, Owner should request to have title to the lands held by Owner at the date of execution of this Agreement transferred back to Owner, Sheffield shall execute a quitclaim deed to the lands held by Owner at the date of execution of this Agreement (but no claims later located within the Area of Interest).
	5.3	Default. If Sheffield fails to perform its obligations under this
Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare
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Sheffield in default by giving Sheffield written notice of default which specifies the obligation(s) which Sheffield has failed to perform. If Sheffield fails to remedy a default in payment within fifteen (15) days of receiving the notice of default, or fails to cure or commence to cure any other default within thirty (30) days, Owner may terminate this Agreement and Sheffield shall peaceably surrender possession of the Property to Owner. Notice of termination shall be in writing and served in accordance with this Agreement.
In the event Sheffield denies that a default exists, Sheffield shall promptly commence and diligently pursue a legal action to determine whether a default exists. Any claimed default shall not give rise to termination until a final judgment of a court of competent jurisdiction concludes as a matter of law that a default exists, after which Sheffield shall have a reasonable time, but in no event more than ninety (90) days, to cure such a default.
5.4 Obligations Following Termination. In the event of voluntary or involuntary termination, Sheffield shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay its apportioned share of taxes, as provided for in
Section 4.9; (2) to pay any payments then due to Owner; (3) to pay the cost of removal of all equipment as stated in Section 4.6; (4) to fulfill its reclamation responsibility as stated in Section 4.7; (5) to satisfy any obligations or liabilities accrued under this Agreement as of the date of termination; and (6) to satisfy any other obligation imposed by this Agreement or by any law which Sheffield is obligated by this Agreement to adhere to. By surrendering the Property, Sheffield shall be released from its obligation to make any further advance minimum royalty payments which have not then
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accrued.

SECTION SIX

Miscellaneous Provisions.

The following miscellaneous provisions shall apply to all parts of this Agreement.

6.1 Notices. All notices to Owner and Sheffield shall be in writing and shall be sent by Federal Express or certified or registered mail, return receipt requested, to the address below. Notice of any change in address shall be given in the same manner.

TO OWNER: Norman A. Lamb, President
California-Engels Mining Company
117 Crescent St.
P. O. Box 778
Greenville, California 95947

TO SHEFFIELD: David M. Jenkins, President
Sheffield Resources Ltd.
Suite 480, West Pender Street Vancouver, B.C.
Canada V6C 1H2

6.2 Payments in U. S. Currency. All cash payments shall be in U. S. currency payable to Owner at the address above.

6.3 Warranty of Title. Owner warrants title to the patented claims and other fee land included in the Property. Owner warrants and represents that, to the best of its knowledge and belief at the execution of this Agreement, it is the owner of the patented mining claims described in Exhibit "A" and all lode mineral rights within the boundary of these claims, and that Owner has and will continue to have the right to commit the claims to this Agreement. Owner further warrants that it is not aware of any claim disputes or legal
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actions affecting the Property.
Sheffield shall have until the end of the Exploration Permit Period to examine the title to the Property. If, at that time, it is discovered that Owner owns less than 100% of the Property, Sheffield can either, at its own election: (1) reduce the Purchase Price and Lease Rental Payments pro-rata in accordance with Owner's actual ownership interest; or (2) attempt to obtain title to the outstanding interest, and reduce the Purchase Price by the amount expended in obtaining the outstanding interest.
Alternatively, Owner agrees to proceed forthwith to cure said title defects to the satisfaction of Sheffield; and in the event it should not do so, Sheffield may cure such title defects up to and including a formal quiet title action and deduct the expenses incurred, including reasonable attorney's fees, from any payment to be made hereunder. In the event that Sheffield should institute a quiet title action, Owner agrees to cooperate in any and all ways to effectuate a judgment in favor of Owner.
6.4 Environmental Compliance and Indemnification. Owner represents and warrants that, to the best of its knowledge, there have been no environmental violations on the Property, and there are no breaches or potential claims concerning previous operations on or about the Property during the tenure of the Owner or any of its predecessors. Owner agrees to indemnify and hold Sheffield harmless for any claims, liabilities, or obligations regarding operations on the Property prior to the Effective Date of this Agreement. This obligation shall survive the transfer of title to Sheffield.
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6.5 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.
6.6 Applicable Law. The terms and provisions of this Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada.
6.7 Attorney's Fees and Costs. Should any litigation arise out of this agreement, the prevailing party shall be entitled to a reasonable attorney's fee and court costs, in addition to any other relief the court may grant.
6.8 Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral, or implied, between the parties hereto, and constitutes the entire agreement between the parties.
6.9 Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording the same in the records of Plumas County, California so as to give public notice, pursuant to the laws of the State of California, of the existence of this Agreement.
6.10 Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.
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6.11 Waiver. No waiver of any breach of any covenant herein shall be construed to be a waiver of the covenant itself, or of any subsequent breach thereof.
6.12 Amendment. All amendments of this Agreement must be in writing signed by all parties.
6.13 Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.
6.14 Not a Partnership. This Agreement shall not be construed under any circumstances as creating a partnership or joint venture between Owner and any other party.
6.15 Force Majeure. If Sheffield should be prevented or delayed from performing any of the obligations of this Agreement, in whole or in part, by reason of an act of nature, strike, fire, flood interruption, delay in transportation, war, insurrection or mob violence, requirement or regulation of government, unavoidable casualties, unavoidable accidents, any local, state or federal law, regulation, order, or the judgment or order of any court, any such failure to perform shall not be deemed a breach of this Agreement, but performance of said obligations shall be suspended during such period of disability and performance of said obligations shall be resumed immediately after such disability has been removed. However, force majeure shall not be applicable to the obligations of Sheffield to perform annual assessment work (if required), to pay federal claim maintenance fees, to make annual rental payments, or to perform other obligations required to maintain the Property in good standing.
6.15 Assignment. Sheffield may sell or assign this Agreement with the written consent of the Owner, not to be unreasonably withheld.
-20-
6.16 Representations. Each of the respective parties warrants and represents that its corporation (and/or partnership) is in good standing, has the authority to execute this Agreement, and has signed this Agreement in its corporate/partnership capacity. .
6.17 Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, and signature pages transmitted by facsimile shall be treated as original and binding signatures (provided, however, that a fully-executed original Agreement is delivered to each party within seven (7) days of the Effective Date).
IN WITNESS WHEREOF, the parties hereto have executed this Exploration Agreement with Option to Purchase on the day and year first above written.
AMERICAN SHEFFIELD INC., a Nevada
corporation
By
DAVID M. JENKINS, President CALIFORNIA-ENGELS MINING COMPANY, a California corporation

By: /s/ Norman A. Lamb
NORMAN A. LAMB, President
-21-
      STATE OF	)
      COUNTY OF	)
On the day of , 2006, before me, a Notary Public, within and for said County and State, personally appeared DAVID M. JENKINS, President of AMERICAN SHEFFIELD INC., a Nevada corporation, who acknowledged that he executed the foregoing EXPLORATION PERMIT WITH OPTION TO LEASE AND PURCHASE, and to me known or proved to be the person described in and who executed the same.
NOTARY PUBLIC
STATE OF NEVADA )
COUNTY WASHOE )
On the 19th day of April, 2006, before me, a Notary Public, within and for said County and State, pe onally appeared NORMAN A. LAMB, President of CALIFORNIA-ENGELS MINING COMPANY, a California corporation, who acknowledged that he executed the foregoing EXPLORATION PERMIT WITH OPTION TO LEASE AND PURCHASE, and to me known or proved to be the person described in and who executed the same.

HILLARY H. REISTER
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 92-4424-2 Expires July 4, 2008

california-engels/7703
exploration agreement w/option to purchase (California Engels 4-06)
-22-
6.16 Representations. Each of the respective parties warrants and represents that its corporation (and/or partnership) is in good standing, has the authority to execute this Agreement, and has signed this Agreement in its corporate/partnership capacity.
6.17 Counterparts and Facsimile Signatures. This Agreement maybe executed in counterparts, and signature pages transmitted by facsimile shall be treated as original and binding signatures (provided, however, that a fully-executed original Agreement is delivered to each party within seven (7) days of the Effective Date).

IN WITNESS WHEREOF, the parties hereto have executed this Exploration Agreement with Option to Purchase on the day and year first above written. AMERICAN SHEFFIELD INC., a Nevada corporation

By: /s/ DAVID M. JENKINS, President

CALIFORNIA-ENGELS MINING COMPANY, a California corporation

By
NORMAN A. LAMB, President
-21-
PROVINCE OF B.C.
COUNTY OF Vancouver Canada
On the 12 day of April, 2006, before me, a Notary Public, within and for. Said County and State, personally appeared DAVID M. JENKINS, President of AMERICAN SHEFFIELD INC., a Nevada corporation, who acknowledged that he executed the foregoing EXPLORATION PERMIT WITH OPTION TO LEASE AND PURCHASE, and to me known or proved to be the person described in and who executed the same.
Thomas J. Kennedy
Barrister & Solicitor
Ste. 804 - 750 West Pender St.	NOTARY PUBLIC
Vancouver, B.C.
V6C 2T7

STATE OF	)
S5
COUNTY OF	)
On the     day of     , 2006, before me, a Notary Public, within and for said
County and State, personally appeared NORMAN A. LAMB, President of CALIFORNIA.-ENGELS MINING COMPANY, a California corporation, who acknowledged that he executed the foregoing EXPLORATION PERMIT WITH OPTION TO LEASE AND PURCHASE, and to me known or proved to be the person described in and who executed the same.

NOTARY PUBLIC

california-engels/7703
exploration agreement w/option to purchase (California Engels 4-06)
-22-
04/12/2006 tiITD 16:27	[JOB NO. 73301	[d] 025
EXHIBIT A
Description of Property
Note: The attached Exhibit A will be revised and replaced during the term of the Exploration Permit with a more detailed metes and bounds description of the six fee parcels.
EXHIBIT A
All the following properties are located in Plumas County, California and by this reference are hereby included in and attached to that Exploration Permit With Option to Lease and Purchase between AMERICAN SHEFFIELD INC. and CALIFORNIA-ENGELS MINING COMPANY.

Fee Property: Identified by the following Plumas County Assessors Parcel Numbers for a total of 162.12 acres.
Assessors Parcel No.

007-160-02 007-160-09 007-160-10 007-160-11 007-170-10 007-170-11
Acreage

1.2 acres 12.97 acres 49.30 acres 27.57 acres 22.83 acres 48.25 acres Patented Lode Mining Claims: Following are the thirty-six (36) patented lode mining claims along with their Plumas County Assessors Parcel Numbers for a total of 735.98 acres.
Patented Claims
Assessors Parcel Nos.
Survey Number
Patent Number
Sulphide	No.	1	007-08-04	5256	648852
"	No.	2	5256	648852
"	No.	3	5256	648852
"	No.	4	5256	628852
"	No.	5	5780	1011058
"	No.	6	5780	1011058
"	No.	7	5780	1011058
"	No.	8	5780	1011058
"	No.	9	5780	1011058
"	No.	10	5780	1011058
"	No.	11	5256	648852
"	No.	12	5256	648852
"	No.	13	5256	648852
"	No.	14	5256	648852
Engels	No.	2	5256	648852
"	No.	3	5256	648852
"	No.	4	5256	648852
"	No.	5	5256	648852
"	No.	6	5780	1011058
"	No.	7	5780	1011058
"	No.	8	5780	1011058
Carbonate No.	1	5256	648852
"	No.	2	5256	648852
"	No.	3	5256	648852
"	No.	4	5780	1011058
A-1
Patented Claims
Assessors Parcel Nos.
Survey Number
Patent
Number
Superior	No.	1	007-09-03	4753	629136
"	No. 	2	4753	629136
"	No.	5	5779	1014846
"	No.	6	5779	1014846
"	No.	9	5779	1014846
Ruth	No. 	1	4753	629136
"	No.	2	4753	629136
Alta	No.	1	4753	629136
"	No.	2	4753	629136
Iron Cap	No.	1	4753	629136
"	No.	2	4753	629136
A-2
EXHIBIT B
Agreement Regarding Distribution of Shares between Sheffield Resources Ltd. and American Sheffield Inc.
]002/004 9001/002
04/13/2006 THU 16:52 FAX 604 68P 1154
04/13/2006 THE 16:24 FAX 6042532234 ALMICRT LADDER
SHEFFIELD RESOURCES LTD.
Suite 480 - 789 West Pender Street, Vancouver, BC, V6C 1H2, Canada
Phone 604 697 9400	Fax 604 689 7654

April 10, 2006

American Sheffield Inc.
Suite 480 - 789 West Pender St.
Vancouver, BC, V6C 1112

RE: AGREEMENT TO PROVIDE SHEFFIELD RESOURCES LTD. SHARES REQUIRED BY THE AMERICAN SHEFFIELD INC. AGREEMENT WITH CALIFORNIA-ENGELS MINING COMPANY

Dear Mr. Jenkins;

It is the desire of Sheffield Resources Ltd. ("Sheffield") that American Sheffield Inc. ("ASI") enter into an agreement (the "Agreement") with California-Engels Mining Company ("C-E") to acquire the properties on which the disused Engels and Superior copper mines are located and adjacent lands controlled by C-E (jointly the "Properties").

Sheffield offers to at the times required by the Agreement provide the numbers of shares of Sheffield Resources Ltd. common stock (the "Shares") necessary to meet the obligations of ASI under the Terms of the Agreement. Specifically Sheffield agrees to provide:
1) 50,000 common shares on acceptance (the "Acceptance") of the agreement by the TSX-Venture Exchange,
2) 100,000 common Shares on the first anniversary of the Acceptance,
3) 100,000 common Shares on the second anniversary of the Acceptance,
4) 200,000 common Shares upon completion of a feasibility study indicating an economically viable mine can be developed on the Properties,
5) 200,000 common Shares upon initiation of construction of a mill for commercial production of minerals from the Properties and
6) 1,000,000 Shares to purchase the Properties in the event ASI decides to exercise its right under the Agreement to make payment in Sheffield shares.
The Shares shall be subject to whatever hold period or other restriction imposed by the TSX Venture Exchange policies at the time each payment of shares is made to C-E.

Each issuance of Shares under this agreement will be assigned a cash value (the "Value") which shall be calculated as:
(The average market value of Sheffield common shares traded on the TSX Venture-Exchange or the Toronto Stock Exchange on the day each stock certificate is issued from Sheffield's treasury pursuant to this agreement)

multiplied times

(The number of shares on each stock certificate issued pursuant to this agreement).

At the instant the Shares are transferred to ASI or C-E under this agreement the Value of each transaction shall become a loan (the "Loan") from Sheffield to ASI. Each loan shall earn interest at London Inter Bank Offering Rate ("LIBOR") plus one (1%) percent compounded annually for so long as ASI holds An option or an interest in the properties.

In the event ASI achieves commercial production at any mine site the 1oan becomes due and payable on the second anniversary of the date on which ASI repays all loans from third parties used to capitalize initial construction of said mine and from that date the ASI shall pay interest in the amount of LIBOR plus two (2%) percentage points quarterly on the outstanding balance of the loan. The Loan plus accumulated interest shall be repaid by ASl to Sheffield by a series of sixteen (16) quarterly payments each of which shall be in an amount not less than the outstanding balance of the Loan divided by the number of then unpaid quarterly payments.

In the event ASI decides to accept the terms offered in this letter agreement please sign below signifying the acceptance of the terms by American Sheffield Inc. and return a copy with an original signature to Sheffield Resources Ltd.

Sincerely,

By: /s/ James Norris, Chairman

Terms of the above agreement accepted by: American Sheffield Inc.

By: /s/ David Jenkins, President
Date: April 10, 2006
04/13/2006 THU 18:28	(JOB NO. 7340)	IM002
EXHIBIT C
Map Showing Area of Interest
04/13/2006 THU 16:52 FAX 604 6810 154	R 004/004
AREA OF INFLUENCE MAP FOR AMERICAN SHEFFIELD INC./CALIFORNIA-ENGELS MINING COMPANY EXPLORATION PERMIT WITH OPTION TO LEASE AND PURCHASE (ENGELS MINE) EXHIBIT D
Warranty Deed with Reserved Royalty

Recorded at the request of and return to:

Richard W. Harris, Esq.
Harris & Thompson
6121 Lakeside Drive, Suite 260
Reno, Nevada

Assessor's Parcel Nos.

WARRANTY DEED WITH RESERVED ROYALTY

THIS WARRANTY DEED WITH RESERVED ROYALTY is made this    day of    , 2006 by
and between CALIFORNIA-ENGELS MINING COMPANY, California corporation ("Grantor"); and AMERICAN SHEFFIELD INC., a Nevada corporation, whose address is 9820 - 216 Street, Langley, British Columbia, Canada V1M 3J2 ("Grantee")

WITNESSETH:

1. Conveyance of Patented Claims and Fee Lands. Grantor, in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration paid to it by Grantee, does hereby forever grant and convey unto Grantee all of Grantor's right, title, and interest in and to the patented lode mining claims and fee lands situated in the Lights
1
Creek Mining District, Plumas County, California, which are more particularly described on Exhibit A attached hereto (the "Property").
TOGETHER with all and singular the tenements, hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof. TOGETHER with all minerals and all veins and lodes of mineral-bearing rock therein and all dips, spurs and angles thereof.
TO HAVE AND TO HOLD all of the right, title and interest of Grantor in and to the Property, together with the appurtenances, unto Grantee, its successors and assigns forever.
2. Reserved Royalty on Production. Grantor hereby reserves to itself, its successors and assigns a perpetual, overriding royalty on production equal to two percent (2%) of net smelter returns on all ores, minerals, and other valuable commodities produced from the Property described on Exhibit A. The term "net smelter returns" is defined on Exhibit B attached hereto.
Grantor also reserves to itself all timber on the Property and the right to manage its Engelmine Forest, California Tree Farm #2611, pursuant to its Non-industrial Timber Management Plan, together with an easement for ingress and egress to the Property; and the right to extract non-mineralized road rock from the No. 10 Level Dump of the
2
Engels No. 8 patented claim, together with an easement for ingress and egress to the Dump.

IN WITNESS WHEREOF, Grantor has hereunto executed this Grant Deed with Reserved Royalty the day and year first above written.

CALIFORNIA-ENGELS MINING COMPANY
By:
NORMAN A. LAMB, President


STATE OF NEVADA )
) ss.
COUNTY OF WASHOE )

On the 19th day of April, 2006, before me, a Notary Public in and for said
State and County, personally appeared NORMAN A. LAMB, President of CALIFORNIA-ENGELS MINING COMPANY, a California corporation, personally known (or proved) to me to be the person who executed the above WARRANTY DEED WITH RESERVED ROYALTY, and acknowledged to me that he executed the same for purposes stated therein.


NOTARY PUBLIC

california-engels/7703
warranty deed w-reserved royalty (american sheffield) 4-06

EXHIBIT E
Definition of Net Smelter Returns
The term "net smelter returns" shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Sheffield:
1. Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;
2. Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and
3. Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.
In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Sheffield, charges, costs and penalties for such operations shall mean the amount Sheffield would have incurred if such operations were carried out at facilities not owned or controlled by Sheffield then offering comparable services for comparable products on prevailing terms. Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.